EXHIBIT 3.2

                          HOSPITALITY PROPERTIES TRUST

                                  AMENDMENT TO
                              AMENDED AND RESTATED
                              DECLARATION OF TRUST
                              DATED AUGUST 21, 1995

         The undersigned, being at least a majority of the Trustees of Hospitality Properties Trust, a Maryland real estate investment trust having its principal office in Baltimore City, Maryland (hereinafter called the "Trust"), hereby certify to the Maryland State Department of Assessments and Taxation that:

         FIRST: The Trust desires to amend its Amended and Restated Declaration of Trust as currently in effect (the "Declaration of Trust").

         SECOND: Article D of the Declaration of Trust is hereby amended by adding the following sentence at the end of the first paragraph of Section 5.1 thereof.

         The Trustees are hereby expressly authorized at any time, and from time to time, without Shareholder approval, to amend this Declaration to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has the authority to issue.

         THIRD: The above amendment does not affect the total number of common shares of beneficial interest, $.01 par value per share, authorized or issued by the Trust.

         FOURTH: The Board of Trustees of the Trust, at a meeting duly called and held on February 5, 1997, adopted a resolution which set forth said amendment to the Declaration of Trust and directed that said amendment be submitted for approval by the shareholders of the Trust.

         FIFTH: The shareholders of the Trust, voting at a meeting duly called and held May 20, 1997, adopted a resolution which approved said amendment by a vote of the holders of a majority of the issued and outstanding shares of beneficial interest in the Trust.

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                                      - 2 -

         IN WITNESS WHEREOF, Hospitality Properties Trust has caused these presents to be signed in its name and on its behalf by the undersigned, being a majority of the Trustees of the Trust who executed this instrument as of May 20, 1997.


  /s/ Gerard M. Martin                       /s/ Barry M. Portnoy
Gerard M. Martin                            Barry M. Portnoy



  /s/ William J. Sheehan
William J. Sheehan



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                                      - 3 -


COMMONWEALTH OF MASSACHUSETTS                                 )
                                                              )
COUNTY OF SUFFOLK                                             )

On May 28, 1997 before me, Doreen A. Vozzella, a Notary Public in and for said Commonwealth, personally appeared Gerard M. Martin and Barry M. Portnoy, known to me or proved to me on the basis of satisfactory evidence, to be the persons whose names are subscribed to the within instrument and acknowledged that each of them executed the same.

WITNESS my hand and official seal.


Signature:  /s/ Doreen A. Vozzella                       [OFFICIAL SEAL]
              Notary Public




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                                      - 4 -


STATE OF NEW YORK                                    )
                                                     )
COUNTY OF NEW YORK                                   )

On May 27, 1997 before me, Nessa Karney Langer, a Notary Public in and for said State, personally appeared William J. Sheehan, known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same.

WITNESS my hand and official seal.


Signature:   /s/ Nessa Karney Langer                     [OFFICIAL SEAL]
              Notary Public